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                                   EXHIBIT 5
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            Opinion of Alston & Bird LLP regarding the legality of
                        the securities being registered
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                [LETTERHEAD OF ALSTON & BIRD LLP APPEARS HERE]


                                October 1, 1998

IVI Checkmate Corp.
1003 Mansell Road
Roswell, Georgia 30076

     Re: Post-Effective Amendment No. 2 to the Registration Statement on Form S-4 on Form S-8

Ladies and Gentlemen:

     We have acted as legal counsel to IVI Checkmate Corp., a Delaware corporation (the "Company"), in connection with the filing of the above-referenced Post-Effective Amendment No. 2 to the Company's Registration Statement on Form S-4 on Form S-8 ("Post-Effective Amendment No. 2") with the Securities and Exchange Commission (the "Commission"). Post-Effective Amendment No. 2 is to transfer 2,183,900 shares of Common Stock, par value $.01 per share ("Common Stock"), of the Company that were previously registered on the Company's Registration Statement on Form S-4, as amended (File No. 333-53629), to Form S-8 (the "Shares"). The Shares remain issuable pursuant to the Checkmate Electronics, Inc. 1988 Employee Incentive Stock Opinion Plan, Checkmate Electronics, Inc. 1993 Stock Option Plan, Checkmate Electronics, Inc. 1994 Directors' Stock Option Plan, and Checkmate Electronics, Inc. 1993 Non-Incentive Stock Option Agreement, and Plan International Verifact Inc. 1997 Stock Option. This opinion letter is rendered pursuant to Item 8 of Form S-8 and Item 601(b)(5) of Regulation S-K.

     In the capacity described above, we have considered such matters of law and of fact, including the examination of originals or copies, certified or otherwise identified to our satisfaction, of such records and documents of the Company, certificates of public officials and such other documents as we have deemed appropriate as a basis for the opinions hereinafter set forth.

     Our opinion set forth below is limited to the laws of the State of Delaware, and we do not express any opinion herein concerning any other laws.

     On the basis of the foregoing, we are of the opinion that the Shares, when issued and delivered in accordance with the terms and conditions of the above-referenced plans and related agreements with participants in the plans, will be validly issued, fully paid and nonassessable by the Company.

     We consent to the filing of this opinion letter as an exhibit to Post-Effective Amendment No. 2 and to the use of our name under the heading "Legal Matters" in the Prospectus constituting a part thereof. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

     This opinion letter is being furnished by us to the Company and the Commission solely for the benefit of the Company and the Commission in connection with Post-Effective Amendment No. 2 and is not to be used, circulated, quoted or otherwise relied upon by any other person, or by the Company or the Commission for any other purpose, without our express written consent. The only opinion rendered by us consists of those matters set forth in the fourth paragraph hereof, and no opinion may be implied or inferred beyond those expressly stated. This opinion letter is rendered as of the date hereof, and we have no obligation to update this opinion letter.
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                                       Sincerely,


                                       ALSTON & BIRD LLP


                                       By: /s/ Alston & Bird LLP
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                                           M. Hill Jeffries, A Partner